Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TIG ENTITIES

In this section, unless the context otherwise requires, references to “TIG Entities,” “we,” “us,” and “our,” are intended to mean the business and operations of the TIG Entities and their consolidated subsidiaries. The following discussion analyzes the financial condition and results of operations of the TIG Entities and should be read in conjunction with the Combined and Consolidated audited Financial Statements and the related notes included in this proxy statement/prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Our Business

We are an alternative investment management firm that manages, in aggregate with the External Strategic Managers in which we have made strategic investments, $8.2 billion in AUM as of September 30, 2022. Our internal strategies (i.e., TIG Arbitrage) manage $3.0 billion and the External Strategic Managers have a combined $5.2 billion in AUM. External Strategic Managers are those managers in which the TIG Entities have made strategic investments, and the strategies of these managers include Real Estate Bridge Lending Strategy, Asian Credit and Special Situations, and European Equities. In total, the foregoing AUM figures reflect an increase of 47%, 34% and 5%, and a decrease of 1% since December 31, 2019, December 31, 2020, September 30, 2021, and December 31, 2021, respectively. Average AUM increased 18% for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021, 23% for the year ended December 31, 2021 compared to the year ended December 31, 2020, and 20% for the year ended December 31, 2020 compared to the year ended December 31, 2019. The foregoing increases in AUM include the impact of new investments in the European Equities and Asian Credit and Special Situations External Strategic Managers of $885 million and $943 million during the year ended December 31, 2020 and December 31, 2021, respectively.

We are focused on partnering with global alternative asset managers in order to unlock and achieve growth from both an asset and operational perspective. We have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets and then utilizing our long- standing operating platform to assist managers with growth.

Our business is focused on providing investment advisory services to institutional investors and high net worth individuals globally under the following investment strategies:

•

Event-Driven Global Merger Arbitrage (TIG Arbitrage): TIG Arbitrage is our event-driven strategy based in New York. This strategy focuses on 0-to-30-day events within the merger process. The investment team employs deep research on each situation in the portfolio with a focus on complex, hostile, up-for-sale situations where our primary research work can drive uncorrelated alpha. Our research and investment process are focused on hard catalyst events and is not dependent on deal flow. The strategy has $3.0 billion AUM as of September 30, 2022.

•

Real Estate Bridge Lending Strategy (External Strategic Manager): The External Strategic Manager that operates a real estate bridge lending strategy is based in Toronto and focuses on complex construction, term, and pre-development bridge loans throughout North America. Our manager’s experience with mortgages dates to the 1950s with real estate law and entered the mortgage-lending business in the 1960s. The manager converted its individual mortgage syndication business to a commingled fund in early 2006. The fund’s diversified portfolio primarily consists of first lien mortgages with little to no structural leverage. The team places an emphasis on risk management via rigorous underwriting consisting of borrower analysis, vetting, and extensive monitoring across all major real estate asset classes. The strategy has $2.1 billion AUM as of September 30, 2022.

•

European Equities (External Strategic Manager): The External Strategic Manager focused on European equities is based in London. Founded in 2001, this manager is actively traded and absolute return- oriented with a focus on financials, cyclicals, and mining and minerals. The strategy is market agnostic and runs with a variable net exposure, equally comfortable net long or net short. The strategy has $1.6 billion AUM as of September 30, 2022.

•

Asian Credit and Special Situations (External Strategic Manager): The External Strategic Manager that operates an Asia Pacific credit and special situations strategy is based in Hong Kong and launched in 2013. The portfolio manager has more than 25 years of experience investing in performing, stressed, and distressed bonds and loans throughout the Asia Pacific region. We believe their on-the-ground expertise and deep local network make them well-positioned to capitalize on an under-researched and inefficient market with limited competition and attractive levels of stressed and distressed activity. The strategy has $1.5 billion AUM as of September 30, 2022. The acquisition of the investment closed on December 31, 2020; however, the revenue share was effective as of January 1, 2021, and therefore, Asian Credit and Special Situations had no impact on the results of operations for the years ended December 31, 2020 and December 31, 2019.

Fee Structure

TIG Arbitrage and the External Strategic Managers earn management fees, and incentive fees tied to performance. We have a 50.63% profit share in TIG Arbitrage, through which we directly receive management fees and incentive fees from the underlying funds and accounts. For more information regarding the profit-share participation, refer to “Business of Alvarium Tiedemann—Fund Management Fees.”

Management fees and incentive fees earned from our economic interests with External Strategic Managers are earned through our profit or revenue sharing arrangements with the External Strategic Managers. Our economic interests in the External Strategic Managers are as follows:

•	Real Estate Bridge Lending Strategy – 20.92% profit share;

•	European Equities – 19.99% revenue share; and

•	Asian Credit and Special Situations – 9.00% revenue share.

The following describes our fee structure:

•

Management Fees. TIG Arbitrage and the External Strategic Managers are entitled to management fees as compensation for administrating and managing the affairs of the funds and separately managed accounts. Management fees are normally received in advance each month or quarter and recognized as services are rendered. The management fees are calculated using approximately 0.75% to 1.50% of the net asset value of the funds’ underlying investments. Also included within Management Fees is income from our profit and revenue-share investments in External Strategic Managers.

•

Incentive Fees. TIG Arbitrage and certain of the External Strategic Managers are entitled to receive incentive fees if certain performance returns have been achieved as stipulated in our governing documents. Incentive fees are normally received and recognized annually and are calculated using approximately 20% of net profit / income, with only select funds with hurdle rates. We recognize our incentive fees when it is no longer probable that a significant reversal of revenue will occur. Our incentive fees are not subject to clawback provisions. Also included within Incentive Fees is income from our profit and revenue-share investments in External Strategic Managers.

•	Interest and Other Income. Other investment gain includes our unrealized and realized gains and losses on our principal investments.

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our products, as of December 31, 2021, our executives and employees had invested over $134.9 million in the TIG Entities’ products across our platform.

Market Trends and Business Environment

We have observed a trend of consolidation across investment managers and subsequently an increased demand from allocators to gain larger exposure with fewer managers. As a result, allocators look for holistic solutions that can address various structural and/or investment needs. Our length of operating history and exposure to various strategies and investor bases throughout the years has given us an advantage in creating bespoke client solutions to meet complex needs across a global client base. This trend continues to accelerate and we believe that our experience in customizing solutions for our clients puts us in a strong posture for the future.

Furthermore, we have seen an increased need for client advisory and intermediaries to provide niche, difficult-to-access, and sometimes complex investment offerings in order to differentiate their business. Our focus on mid-sized specialist managers delivers the stability and credibility of a 40+ year operating organization, while bringing to market the unique alpha solutions they desire. Our ability to maintain a competitive advantage is complimented by the fact that we are focused on a segment of the market that is often overlooked by our competitors.

One of the major drivers of the aforementioned industry consolidation is the enormous cost associated with starting and running an independent small and medium size investment firm. The barrier to entry today is large with ongoing regulatory, legal, and infrastructure costs. Since inception, we have sourced, supported, and helped money managers build their fund businesses, using a centralized platform of services proven to allow portfolio managers to focus exclusively on their investment strategy. The synergies created as an infrastructure partner can help reduce the frictional costs of running a medium sized organization. Furthermore, we are a proven growth partner with a global sales and marketing presence. The TIG Entities have successfully raised capital from various regions globally and are critically focused on understanding the geographical nuances of various investor types.

From a macro perspective, we believe the sustained low interest rate environment following the most recent global financial crisis has resulted in increasing demand for yield, and differentiated investment activities that diversify investment portfolios. The search for yield has resulted in growing allocations to alternative assets, as investors seek to meet their return objectives.

We believe that our disciplined investment philosophy across our distinct but complementary investment strategies contributes to the stability of our performance throughout market cycles. Our products have a stable base of permanent or long-term capital enabling us to invest in assets with a long- term focus over different points in a market cycle and to take advantage of market volatility. Our strategies are uncorrelated in nature to overall capital markets and seek to deliver consistent returns regardless of the market environment. Given that our strategies are narrow in scope and nimble in nature, we believe we have the flexibility to capitalize on overall market volatility. However, our results of operations, including the market value of our AUM, are affected by a variety of factors, including conditions in the global financial markets and the economic and political environments.

The year 2020 was a challenging year for markets around the world due to the ongoing impact of the COVID-19 pandemic. Following a historic decline due to the effects of the COVID-19 pandemic, global capital markets began an important rally which continued in 2021 as investor sentiment was encouraged by global central bank support, improving economic data and optimism surrounding vaccine development to combat COVID-19. In the United States, corporate credit spreads continued to tighten amidst larger gains in the equity markets, economic data showing signs of stabilization, progress on development of COVID-19 vaccines, and investors’ continued search for yield.

Global equity markets declined in performance during the nine months ended September 30, 2022, as supply chain issues, labor shortages, and inflation concerns increased. The S&P 500 Index had negative returns of 23.6% for the nine months ended September 30, 2022. Outside of the U.S., the MSCI All Country World ex USA Index decreased 28.3% for the nine months ended September 30, 2022. Private equity market activity remained robust throughout the nine months ended September 30, 2022.

Corporate performance and earnings across many industries continue to be impacted by COVID-19 in 2022. While certain industries and companies have demonstrated resilience in the current environment, and in some cases, are experiencing positive trends, others have been negatively affected. We believe the market continues to experience a bifurcation between companies that can access the public markets versus those who cannot, creating an opportunity for our managers to provide flexible solutions.

In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:

Attractiveness of the TIG Entities’ Products and Ability to Generate Strong, Stable Results. We partner with alternative investment managers, which have historically generated alpha over long periods of time through repeatable investment processes. We diversify our overall offering by partnering with managers that do not correlate with one another. Our selected managers have low volatility of returns and exhibit low correlations to capital markets and/or typically run low net exposure strategies.

Successful Deployment of Capital into Attractive Investments. We believe we identify managers that can identify specific investment opportunities and are able to implement a repeatable investment process in order to capitalize on such opportunity set. We only partner with managers that have a seasoned investment team, which have grown AUM, diversified their investor base and are growing at the time of partnership. In doing so, we seek managers who we believe we can unlock growth for, either by channel or geography distribution expansion, operational improvement, synergies, investment / operational capabilities and / or product expansion. We have metrics in place to gauge the performance of these managers, for which all have grown since our primary investment.

Ability to Maintain our Competitive Advantage. We have a 40+ year operating history of helping entrepreneurs grow their businesses successfully. We also believe allocators view our business as a holistic solution adept at addressing various structural and / or investment needs. To achieve this reputation, our focus has been directed towards mid-sized specialist managers who have achieved stability and credibility within their organization and during their operating history, while bringing to market the unique alpha solutions global allocators desire. We believe we are a proven growth partner with a global sales and marketing presence as we have successfully raised capital from various regions globally and are critically focused on understanding the geographical nuances of various investor types.

Ability to Launch New Strategies and Products. We believe that among our core competencies is creating and/or accommodating proprietary client solutions, including SMAs, funds of one wherein the fund is the sole investor in a specific investment vehicle, SPVs, UCITs, AIF’s and a variety of other offerings to meet complex needs across a global client base.

Limited Availability of Financing for Certain Real Estate Projects. A key driver of our investment in the Real Estate Bridge Lending Strategy is our belief that regulatory and structural changes in the market have reduced the amount of capital available to certain types of projects and properties. We believe that many commercial and regional banks have, in recent years, de-emphasized their offering of loans for construction projects or transitional properties. In addition, these lenders may be constrained in their ability to underwrite and hold certain types real estate loans as they seek to meet existing and future regulatory capital requirements.

COVID-19 and Our Response

The year 2020 was a challenging year for markets around the world due to the ongoing impact of the COVID-19 pandemic. Following a historic decline in March, the global capital markets rallied during the second quarter as investor sentiment was encouraged by global central bank support and the gradual re-opening of economies, among other things.

Corporate performance and earnings across certain industries continue to be impacted by the COVID-19 pandemic. However, despite significant lingering health concerns, certain companies are rebounding more quickly than expected. As opposed to the broad-based sell-off in the first quarter of 2020, distressed activity in the second and third quarters of 2020 was more industry and/or company specific. Transaction activity in the traditional private equity buyout market has remained strong in 2021. Furthermore, access to the capital markets is selectively re-opening for high quality businesses and the market for initial public offerings returned beginning in the second quarter of 2021 and continuing into 2022.

The worldwide outbreak of COVID-19 has disrupted global travel and supply chains, and has adversely impacted commercial activity in many industries, including travel, hospitality and entertainment. It has also significantly negatively impacted global growth. While certain geographies are experiencing declining infection levels and are reopening businesses, others are seeing persistent or accelerating levels. The continued rapid development of this situation and uncertainty regarding potential economic recovery precludes any prediction as to the ultimate adverse impact of COVID-19 on economic and market conditions.

Notwithstanding any unforeseen further global disruption from COVID-19 and its impact on the global economy, including work and travel restrictions, market uncertainty and delays to expected transaction exits, the management of the TIG Entities remain confident of its prospects for the 2022 and beyond. The TIG Entities experienced minimal operational issues as a result of COVID-19 and was able to operate with full functionality through remote working.

In order to manage any potential negative effects, the management of the TIG Entities continued to monitor and discuss matters including costs and liquidity on a weekly basis, successfully navigating an unprecedented period and remaining profitable for the year.

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

We use Adjusted Net Income, Adjusted EBITDA, and Economic EBITDA as non-GAAP measures to track our performance and assess the TIG Entities’ ability to service their borrowings. Adjusted EBITDA and Economic EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). Adjusted Net Income represents net income (loss) plus (a) transaction expenses, (b) legal settlement fees, (c) fair value adjustments to strategic investments, and (d) disposal of investments. Adjusted EBITDA represents Adjusted Net Income plus (a) interest expense, net, (b) income tax expense, and (c) depreciation and amortization expense. Economic EBITDA represents Adjusted EBITDA less net profit share economics with TIG Arbitrage.

We believe all three non-GAAP measures provide useful information to investors to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. These non-GAAP financial measures supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Combined and Consolidated Results of Income” and “Presentation of Financial Information” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain Non-GAAP Measures.”

Operating Metrics

Our primary operating metric is AUM, which refers to the assets we and the External Strategic Managers manage. We view AUM as a metric to measure our investment and fundraising performance. Our calculations of assets under management may differ from the calculation methodologies of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

The tables below present roll forwards of our total AUM and the AUM of the External Strategic Managers in which we have made strategic investments:

TIG Entities Fund Summary

The following table represents the TIG Arbitrage AUM, and External Strategic Managers AUM in which the TIG Entities hold an economic interest, as described below. The amounts in the table represent 100% of the AUM as of and for the nine months ended September 30, 2022 and 2021, and as of and for the year ended December 31, 2021 and 2020:

($ amounts in millions)	September 30, 2022	September 30, 2021
TIG Arbitrage AUM	$3,018	$3,226
External Strategic Managers:
Real Estate Bridge Lending AUM	2,122	2,327
European Equities AUM	1,587	1,124
Asian Credit and Special Situations AUM	1,470	1,125

External Strategic Managers AUM	5,179	4,576

Total AUM	$8,197	$7,802

($ amounts in millions)	December 31, 2021	December 31, 2020*
TIG Arbitrage AUM	$3,431	$2,569
External Strategic Managers:
Real Estate Bridge Lending AUM	2,329	2,556
European Equities AUM	1,082	1,007
Asian Credit and Special Situations AUM	1,448	—

External Strategic Managers AUM	4,859	3,563

Total AUM	$8,290	$6,132

($ amounts in millions)	December 31, 2020	December 31, 2019
TIG Arbitrage AUM	$2,569	$3,177
External Strategic Managers:
Real Estate Bridge Lending AUM	2,556	2,394
European Equities AUM	1,007	—

External Strategic Managers AUM	3,563	2,394

Total AUM	$6,132	$5,571

*	Excludes AUM from the Asian Credit and Special Situations strategy, which was entered into during 2021.

The following table presents a rollforward by strategy and product of 100% of our AUM for the nine months ended September 30, 2022 and 2021: ($ amounts in millions)

AUM by Strategy and Product*

($ amounts in millions)	AUM at January 1, 2022	Gross Appreciation (Depreciation)	Subscriptions	Redemptions	Distributions	AUM at September 30, 2022	Average AUM
TIG Arbitrage	$3,431	$(28)	$812	$(1,173)	$(24)	$3,018	$3,225
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,329	41	59	(268)	(39)	2,122	2,226
European Equities	1,082	193	442	(113)	(17)	1,587	1,335
Asian Credit and Special Situations	1,448	(66)	307	(205)	(14)	1,470	1,459

External Strategic Managers Subtotal	4,859	168	808	(586)	(70)	5,179	5,020

Total	$8,290	$140	$1,620	$(1,759)	$(94)	$8,197	$8,245

($ amounts in millions)	AUM at January 1, 2021	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at September 30, 2021	Average AUM
TIG Arbitrage	$2,569	$174	$—	$1,049	$(513)	$(53)	$3,226	$2,898
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,556	176	—	72	(441)	(36)	2,327	2,442
European Equities	1,007	134	—	208	(207)	(18)	1,124	1,066
Asian Credit and Special Situations	—	128	943	123	(40)	(29)	1,125	563

External Strategic Managers Subtotal	3,563	438	943	403	(688)	(83)	4,576	4,071

Total	$6,132	$612	$943	$1,452	$(1,201)	$(136)	$7,802	$6,969

*	Each of the TIG Entities’ strategies are aligned by product, TIG Arbitrage and our External Strategic Managers.

AUM increased $395 million to $8,197 million at September 30, 2022 from $7,802 million at September 30, 2021 primarily driven by increased subscriptions and gross appreciation, partially offset by the impact of redemptions and distributions.

For the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021, the increase in gross appreciation was greater in the prior year period due to a larger increase in performance of the global equity and fixed income markets. During the nine months ended September 30, 2021, the TIG Entities entered into a new investment in Asian Credit and Special Situations. The increase in subscriptions was primarily driven by the European Equities and Asian Credit and Special Situations within External Strategic Managers. These increases were offset in part by higher redemptions in the current year period among TIG Arbitrage and a slight decrease in distributions driven primarily by a decrease in the return of capital to various funds due to the lower management and performance fees earned in 2022.

The following table presents a rollforward by strategy and product of 100% of our AUM for the year ended December 31, 2021 and 2020: ($ amounts in millions)

AUM by Strategy and Product*

($ amounts in millions)	AUM at January 1, 2021	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2021	Average AUM
TIG Arbitrage	$2,569	$225	$—	$1,416	$(712)	$(67)	$3,431	$3,000
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,556	208	—	145	(524)	(56)	2,329	2,443
European Equities	1,007	88	—	255	(241)	(27)	1,082	1,045
Asian Credit and Special Situations	—	144	943	443	(46)	(36)	1,448	724

External Strategic Managers Subtotal	3,563	440	943	843	(811)	(119)	4,859	4,212

Total	$6,132	$665	$943	$2,259	$(1,523)	$(186)	$8,290	$7,212

($ amounts in millions)	AUM at January 1, 2020	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2020	Average AUM
TIG Arbitrage	$3,178	$206	$—	$647	$(1,409)	$(53)	$2,569	$2,874
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,394	117	—	155	(59)	(51)	2,556	2,475
European Equities	—	217	885	13	(55)	(53)	1,007	504

External Strategic Managers Subtotal	2,394	334	885	168	(114)	(104)	3,563	2,979

Total	$5,572	$540	$885	$815	$(1,523)	$(157)	$6,132	$5,853

($ amounts in millions)	AUM at January 1, 2019	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2019	Average AUM
TIG Arbitrage	$2,379	$200	$—	$1,555	$(911)	$(46)	$3,177	$2,778
External Strategic Managers:
Real Estate Bridge Lending Strategy	1,821	119	—	656	(142)	(60)	2,394	2,108
European Equities	—	—	—	—	—	—	—	—

External Strategic Managers Subtotal	1,821	119	—	656	(142)	(60)	2,394	2,108

Total	$4,200	$319	$—	$2,211	$(1,053)	$(106)	$5,571	$4,886

*	Each of the TIG Entities’ strategies are aligned by product, TIG Arbitrage and our External Strategic Managers.
**	Excludes AUM from the Asian Credit and Special Situations strategy, which was entered into during 2021 and presented as “New investments” in the table.
***

Excludes AUM from the European Equities strategy, which was entered into during 2020 and presented as “New investments” in the table. Excludes AUM the Asian Credit and Special Situations strategy, which was entered into during 2021 and is not presented for the year ended December 31, 2020.

AUM increased $2,158 million to $8,290 million at December 31, 2021 from $6,132 million at December 31, 2020 primarily driven by increased subscriptions, the new investment in Asian Credit and Special Situations, and gross appreciation, partially offset by the impact of redemptions and distributions.

AUM increased $0.6 million to $6,132 million at December 31, 2020 from $5,571 million at December 31, 2019 primarily driven by increased subscriptions, the new investment in European Equities, and gross appreciation, partially offset by the impact of redemptions and distributions.

The increase in gross appreciation year-over-year was driven primarily by higher global equity and fixed income markets. The increase in subscriptions year-over-year was driven primarily by increased subscriptions among both TIG Arbitrage and the External Strategic Managers. Redemptions remained consistent year-over- year. The increase in distributions year-over-year was driven primarily by an increase in the return of capital to various funds due to the higher management and performance fees earned in 2021.

Product Performance Metrics

Product performance information is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. We do not present product performance metrics for products with less than two years of investment performance from the date of the product’s first investment. The performance information reflected in this discussion and analysis is not indicative of our overall performance. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future managers will achieve similar returns.

Our performance by fund type for the nine months ended September 30, 2022 and September 30, 2021 are presented below:

($ amounts in millions)	September 30, 2022 Ending Capital	September 30, 2022 Weighted Average Rate of Return	September 30, 2021 Ending Capital	September 30, 2021 Weighted Average Rate of Return
Fund Performance
TIG Arbitrage	$3,018	(0.7%)	$3,226	6.2%
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,122	5.2%	2,327	5.8%
European Equities	1,587	16.8%	1,124	6.5%
Asian Credit and Special Situations	1,470	(4.8%)	1,125	10.3%

External Strategic Managers Subtotal	5,179	N/A	4,576	N/A

Total	$8,197		$7,802

Our performance by fund type for the year ended December 31, 2021 and December 31, 2020 are presented below:

($ amounts in millions)	December 31, 2021 Ending Capital	December 31, 2021 Weighted Average Rate of Return	December 31, 2020 Ending Capital	December 31, 2020 Weighted Average Rate of Return
Fund Performance
TIG Arbitrage	$3,431	8.0%	$2,569	7.9%
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,329	8.0%	2,556	7.2%
European Equities	1,082	8.1%	1,007	24.5%
Asian Credit and Special Situations	1,448	9.7%	—	N/A

External Strategic Managers Subtotal	4,859	N/A	3,563	N/A

Total	$8,290		$6,132

($ amounts in millions)	December 31, 2020 Ending Capital	December 31, 2020 Weighted Average Rate of Return	December 31, 2019 Ending Capital	December 31, 2019 Weighted Average Rate of Return
Fund Performance
TIG Arbitrage	$2,569	7.9%	$3,178	5.9%
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,556	7.2%	2,394	7.2%
European Equities	1,007	24.5%	—	N/A

External Strategic Managers Subtotal	3,563		2,394

Total	$6,132		$5,572

Past performance does not guarantee or indicate future results. The weighted average rates of return (“WARR”) presented above for the nine months ended September 30, 2022 and 2021 and years ended December 31, 2021, 2020, and 2019 are based on estimated returns and are unaudited. The WARR for TIG Arbitrage is based on the TIG Entities’ internal estimated returns for multiple funds and separately managed accounts that had substantially similar portfolio compositions with varying exposure levels to the TIG Entities’ benchmark portfolio. The estimated returns were gross of incentive fees and applicable taxes. Management fees and expenses were netted to the extent paid by the applicable fund or separately managed account. The WARR for Real Estate Bridge Lending Strategy is based on estimated returns for the flagship Real Estate Bridge Lending Strategy fund provided to the TIG Entities by our External Strategic Managers. Estimates were provided net of all fees charged to the flagship fund in this strategy, but did not take into account taxes, change in unit values, third-party expenses, or redemption charges. The WARR for European Equities is based on estimated returns for multiple funds and separately managed accounts that had substantially similar portfolio compositions with varying exposure levels to European Equities’ benchmark portfolio. Estimates provided were gross of incentive fees and applicable taxes, but net of all other fees (including but not limited to management fees, trading expenses, and financing fees).

Components of Combined and Consolidated Results of Income

Income

Management and incentive fees. Management fees are recognized over the period of time in which the investment management services are performed, using a time-based output method in which the investment management services are performed to measure progress. Incentive fees are recognized at a point in time (usually annually) and it is determined that the incentive fees are no longer probable of significant reversal. The amount of income varies from one reporting period to another as levels of assets under advisement change (from inflows, outflows, and market movements) and as the number of days in the reporting period change.

Non-operating Income

Other investment gains (losses). Other investment gains (losses) includes our unrealized and realized gains and losses on our principal investments.

Expenses

Compensation and Benefits. Compensation generally includes salaries, bonuses, long-term deferral programs, benefits, and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

General, Administrative and Other Expenses. General, administrative and other expenses include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.

Interest Expense. Interest expense consists of the interest expense on our outstanding debt, amortization of deferred financing costs, and amortization of original issue discount.

Income Tax Expense. Income tax expense consists of taxes paid or payable by our consolidated operating subsidiaries. Certain of our subsidiaries are treated as flow-through entities for federal income tax purposes and, accordingly, are not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the flow-through entities; however, the flow-through entities are subjected to unincorporated business tax (“UBT”) and other state taxes. A portion of our operations is conducted through domestic and foreign corporations that are subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

Results of Operations

Combined and Consolidated Results of Income —The Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

	For the Nine Months Ended September 30,		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Income
Management and incentive fees	$34,824	$46,828	$(12,004)	(26)%

Total income	34,824	46,828	(12,004)	(26)%
Expenses
Compensation and benefits	10,037	11,297	1,260	11%
General, administrative and other expenses	10,054	7,136	(2,918)	(41)%

Total expenses	20,091	18,433	(1,658)	(9)%

Operating income	14,733	28,395	(13,662)	(48)%
Other investment gains (losses)	9,010	(366)	9,376	NM
Interest expense	(1,757)	(1,681)	(76)	(5%)

Net income before income taxes	21,986	26,348	(4,362)	(17)%
Income tax expense	(911)	(587)	(324)	(55)%

Net income	$21,075	$25,761	$(4,686)	(18)%

NM – Not Meaningful

Income

The Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

	For the Nine Months Ended September 30,		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Management Fees:
TIG Arbitrage	$24,080	$21,531	$2,549	12%
External Strategic Managers:
Real Estate Bridge Lending Strategy	5,801	8,758	(2,957)	(34)%
European Equities	2,871	2,128	743	35%
Asian Credit and Special Situations	1,256	929	327	35%

External Strategic Managers Subtotal	9,928	11,815	(1,887)	(16)%

Total Management Fees	34,008	33,346	662	2%
Incentive Fees:
TIG Arbitrage	206	11,864	(11,658)	(98)%
External Strategic Managers:
European Equities	610	1,447	(837)	(58%)
Asian Credit and Special Situations	—	171	(171)	(100%)

External Strategic Managers Subtotal	610	1,618	(1,008)	(62%)

Total Incentive Fees	816	13,482	(12,666)	(94)%

Total Income	$34,824	$46,828	$(12,004)	(26)%

Management Fees. Management fees increased by $0.7 million, or 2%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was primarily due to an increase in AUM in the European Equities and Asian Credit and Special Situations strategies, which was partially offset by a decrease in AUM in the TIG Arbitrage and Real Estate Bridge Lending Strategy.

Incentive Fees. Incentive fees decreased by $12.7 million, or 94%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The decrease was driven by weaker investment performance during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, primarily due to a decrease in TIG Arbitrage incentive fees of $11.7 million, or 98%, and a decrease in European Equities incentive fees of $0.8 million, or 58%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

Non-operating Income

Other investment gains (losses). Other investment gains (losses) increased by $9.4 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was primarily due to an increase in unrealized gains on investments in the European Equities Strategy of $10.8 million and an increase in the Real Estate Bridge Lending Strategy of $0.8 million, partially offset by a decrease in unrealized gains on investments in Asian Credit and Special Situations of $1.9 million.

Expenses

Compensation and Benefits. Compensation and benefits decreased by $1.3 million, or 11%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

General, Administrative and Other Expenses. General, administrative and other expenses increased by $2.9 million, or 41%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was primarily driven by an increase in merger expenses related to the Business Combination of $3.4 million, offset by a decrease in professional fees of $0.6 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

Interest Expense. Interest expense was flat for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

Income Tax Expense. Income tax expense increased by $0.3 million, or 55%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was primarily driven by an increase in UBT in the current year period as compared to 2021, in which due to the partners returning to New York during 2021 as restrictions eased related to the COVID-19 pandemic, which increased the related UBT incurred. This increase was offset by lower net income before income taxes for the nine months ended September 30, 2022 compared to the prior year quarter.

Results of Operations

Combined and Consolidated Results of Income—The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the Year Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Income
Management and incentive fees	$86,613	$67,129	$19,484	29%

Total income	86,613	67,129	19,484	29%
Expenses
Compensation and benefits	17,651	15,371	(2,280)	(15)%
General, administrative and other expenses	12,160	13,759	1,599	12%

Total expenses	29,811	29,130	(681)	(2)%
Operating income	56,802	37,999	18,803	49%
Other investment gain	15,444	7,670	7,774	101%
Interest expense	(2,240)	(2,363)	123	5%

Net income before income taxes	70,006	43,306	26,700	62%
Income tax expense	(1,457)	(748)	(709)	(95)%

Net income	$68,549	$42,558	$25,991	61%

Income

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the Year Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Management Fees:
TIG Arbitrage	$29,594	$28,237	$1,357	5%
External Strategic Managers:
Real Estate Bridge Lending Strategy	10,713	5,566	5,147	92%
European Equities	2,904	1,871	1,033	55%
Asian Credit and Special Situations	1,292	—	1,292	NM

External Strategic Managers Subtotal	14,909	7,437	7,472	100%

Total Management Fees	44,503	35,674	8,829	25%
Incentive Fees:
TIG Arbitrage	37,662	24,469	13,193	54%
External Strategic Managers:
European Equities	2,540	6,986	(4,446)	(64%)
Asian Credit and Special Situations	1,908	—	1,908	NM

External Strategic Managers Subtotal	4,448	6,986	(2,538)	(36%)

Total Incentive Fees	42,110	31,455	10,655	34%

Total Income	$86,613	$67,129	$19,484	29%

NM – Not Meaningful

Management Fees. Management fees increased by $8.8 million, or 25%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to an increase in AUM across all strategies and the TIG Entities’ new investment in Asian Credit and Special Situations during 2021.

Incentive Fees. Incentive fees increased by $10.7 million, or 34%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was driven by stronger investment performance during 2021 compared to 2020, primarily due to an increase in TIG Arbitrage incentive fees of $13.2 million, or 54%, from 2020 to 2021 and an increase of $1.9 million due to the TIG Entities’ new investment in Asian Credit and Special Situations during 2021, partially offset by the decrease in European Equities incentive fees of $4.4 million, or 64%, from 2020 to 2021.

Non-operating Income

Other investment gain. Other investment gains increased by $7.8 million, or 101%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to increase in unrealized gains on investments in the Real Estate Bridge Lending Strategy of $9.4 million, the new Asian Credit and Special Situations investment of $5.8 million and an increase in unrealized gains on investments in TIG Arbitrage of $0.9 million, partially offset by a decrease in the unrealized gains in European Equities of $8.3 million.

Expenses

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020.

Compensation and Benefits. Compensation and benefits increased by $2.3 million, or 15%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increases were primarily driven by severance payments incurred in the year ended December 31, 2021, as well as an increase in bonus compared to the year ended December 31, 2020.

General, Administrative and Other Expenses. General, administrative and other expenses decreased by $1.6 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

The decrease was primarily driven by a legal settlement accrual of $6.3 million in 2020, partially offset by an increase in professional fees of $4.9 million, including certain transaction expenses related to the Business Combination, and other business expenses for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Interest Expense. Interest expense decreased by $0.1 million, or 5%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Income Tax Expense. Income tax expense increased by $0.7 million, or 95%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by a number of partners returning to New York during the year ended December 31, 2021 as restrictions eased related to the COVID-19 pandemic, which increased the related UBT incurred.

Results of Operations

Combined and Consolidated Results of Income—The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

	For the Year Ended December 31		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Income
Management and incentive fees	$67,129	$53,900	$13,229	25%

Total income	67,129	53,900	13,229	25%
Expenses
Compensation and benefits	15,371	16,663	1,292	8%
General, administrative and other expenses	13,759	6,963	(6,796)	(98)%

Total expenses	29,130	23,626	(5,504)	(23)%

Operating income	37,999	30,274	7,725	26%
Other investment gain (loss), net	7,670	1,709	5,961	349%
Interest expense	(2,363)	(1,534)	(829)	(54)%

Net income before income taxes	43,306	30,449	12,857	42%
Income tax expense	(748)	(1,084)	336	31%

Total income	$42,558	$29,365	$13,193	45%

Income

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

	For the Year Ended December 31		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Income
Management Fees:
TIG Arbitrage	28,237	30,052	(1,815)	(6)%
External Strategic Managers:
Real Estate Bridge Lending Strategy	5,566	6,369	(803)	(13)%
European Equities	1,871	—	1,871	NM
Asian Credit and Special Situations	—	2,024	(2,024)	(100)%

External Strategic Managers Subtotal	7,437	8,393	(956)	(11)%

Total Management Fees	35,674	38,445	(2,771)	(7)%
Incentive Fees:
TIG Arbitrage	24,469	15,455	9,014	58%
External Strategic Managers:
European Equities	6,986	—	6,986	NM

External Strategic Managers Subtotal	6,986	—	6,986	NM

Total Incentive Fees	31,455	15,455	16,000	104%

Total Income	$67,129	$53,900	$13,229	25%

NM – Not Meaningful

Management Fees. Management fees decreased by $2.8 million, or 7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to a decrease in all AUM of existing investments predominantly, offset by fees earned on TIG’s new investment in the European Equities strategy during 2020.

Incentive Fees. Incentive fees increased by $16.0 million, or 104%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was driven by stronger investment performance during 2020 compared to 2019, primarily due to an increase in TIG Arbitrage incentive fees of $9.0 million from 2019 to 2020, as well as European Equities incentive fees of $7.0 million recognized in 2020, which was a new investment during the year.

Non-operating Income

Other investment gain (loss), net. Other investment gains were $7.7 million and $1.7 million for the year ended December 31, 2020 and 2019, respectively. Other investment gains increased by $6.0 million, or 349%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to the unrealized gain on investments in funds from GP Entities (includes TIG Trinity GP, LLC and its wholly owned subsidiaries, TFI Partners, LLC, European Equities and Real Estate Bridge Lending Strategy).

Expenses

Compensation and Benefits. Compensation and benefits decreased by $1.3 million, or 8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decreases were primarily driven by lower headcount in the year ended December 31, 2020 when compared to the year ended December 31, 2019, accompanied by a decrease in the bonus pool partly attributable to issuing new class C shares in place of bonus payments.

General, Administrative and Other Expenses. General, administrative and other expenses increased by $6.8 million, or 98%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by an accrual for a legal settlement and deal costs relating to the purchase of European Equities in 2020, offset by lower travel and entertainment costs of $0.3 million due to less travel as the result of the COVID-19 pandemic.

Interest Expense. Interest expense increased by $0.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by an increase in outstanding debt attributed to our Term Loan of $23.8 million amended in April 2020.

Income Tax Expense. Income tax expense decreased by $0.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by a number of partners being located outside of New York, NY during the COVID-19 pandemic, which decreased the related UBT incurred, partially offset by an increase in net income before income taxes.

Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain Non-GAAP Measures

We use Adjusted Net Income Adjusted EBITDA, and Economic EBITDA as non-GAAP measures to track our performance and assess the TIG Entities’ ability to service their borrowings. Adjusted EBITDA and Economic EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). Adjusted Net Income represents net income plus (a) an accrual recorded in 2020 for a legal action that was settled in July 2021, (b) legal fees related to a legal action that was settled in July 2021, (c) transaction expenses associated with the Business Combination in 2021, and (d) fair value adjustments to strategic investments. Economic EBITDA represents Adjusted EBITDA less net profit share economics with TIG Arbitrage. Adjusted EBITDA represents adjusted net income (loss) plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

We believe all three non-GAAP measures provide useful information to investors to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. These non-GAAP financial measures supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Combined and Consolidated Results of Income” and “Presentation of Financial Information” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain Non-GAAP Measures.”

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2022	2021	2021	2020	2019
Net income before taxes	$21,986	$26,348	$70,006	$43,306	$30,449
Transaction expenses (a)	2,283	738	2,033	—	—
Legal settlement (b)	—	—	565	6,313	—
Fair value adjustments to strategic investments (c)	(9,010)	365	(15,444)	(7,670)	(1,709)
Disposal of investment (d)	—	—	—	—	(39)

Adjusted income before taxes	15,259	27,451	57,160	41,949	28,701
Adjusted income tax expense	(642)	(1,685)	(943)	(694)	(1,014)

Adjusted Net Income	14,617	25,766	56,217	41,255	27,687
Interest expense, net	1,757	1,681	2,240	2,363	1,534
Income tax expense	911	587	1,457	748	1,084
Adjusted income tax expense (benefit) less income tax expense	(269)	1,098	(514)	(54)	(70)
Depreciation and amortization	114	124	165	165	164

Adjusted EBITDA	17,130	29,256	59,565	44,477	30,399
Affiliate profit-share in TIG Arbitrage (e)	(7,037)	(11,457)	(25,080)	(19,999)	(18,762)

Economic EBITDA	$10,093	$17,799	$34,485	$24,478	$11,637

(a)

Represents adjustment for transaction expenses related to the Business Combination, in order to reflect our recurring performance, which are exclusive of Alvarium Tiedemann transaction expenses. Adjustments for transaction expenses are included in merger expenses in the Combined and Consolidated Statement of Operations.

(b)

In 2020, represents an adjustment for an accrual recorded for a legal action that was settled in July 2021. In 2021, represents legal fees incurred in connection with this legal action. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities. Adjustments for legal settlement and related legal fees are included in professional fees in the Combined and Consolidated Statement of Operations.

(c)	Represents adjustment for unrealized (gains) / losses on the TIG Entities’ investments.
(d)	Represents adjustment to a disposed investment’s revenue, net of direct costs, in order to reflect our recurring performance.
(e)

Represents adjustment for the affiliate’s profit-share participation in TIG Arbitrage Fund, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from the TIG Arbitrage Fund is included within income in the Company’s statement of operations, of which Class D-1 members are entitled to 49.37% of the pre-tax net profits and losses as discussed further in Note 11, “Members’ Capital,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities. The profit-share participation is described in more detail under “Business of Alvarium Tiedemann—Fund Management Fees.” Subsequent to the Business Combination, the Class D-1 equity interest will not be entitled to a 49.37% distribution of the results of TIG Arbitrage Fund. The Company has entered into a provisional agreement with the Class D-1 equity interest holder, which would provide the same economic benefits subsequent to the Business Combination as an employee of the TIG Entities. Subsequent to the Business Combination, the Class D-1 equity interest holder will become an employee of the TIG Entities, and therefore will no longer receive distributions going forward but will receive compensation as an employee of the TIG Entities.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. In the wake of the COVID-19 pandemic, management believes that we are well-positioned and our liquidity will continue to be sufficient for its foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives. For further discussion regarding the potential risks and impact of the COVID-19 pandemic on the TIG Entities, see “Risk Factors” in this proxy statement/prospectus.

Sources and Uses of Liquidity

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. As of September 30, 2022, our cash and cash equivalents were $7.9 million and we had $2.3 million available under our $45 million credit facilities. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the COVID-19 pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines in performance of the strategies may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms.

We expect that our primary liquidity needs will continue to be to (1) provide capital to facilitate the growth of our existing investment management businesses, (2) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management businesses as well as other strategic growth initiatives, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) service our debt, (6) pay income taxes and (7) make distribution payments to our unit holders in accordance with our distribution policy.

In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.

Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “—Cash Flows” within this section and “Note 9. Term Loan” to our Combined and Consolidated Financial Statements, as well as “Note 9. Term Loan” to our Condensed Combined and Consolidated Financial Statements, included in this proxy statement/prospectus.

Cash Flows

The Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

The following tables and discussion summarize our Combined and Consolidated Statements of Cash Flows by activity attributable to the TIG Entities. Negative amounts represent a net outflow or use of cash.

	For the Nine Months Ended
	September 30		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Net cash provided by operating activities	$30,198	$14,444	$15,754	109%
Net cash provided by (used in) investing activities	4,815	(9,061)	13,876	NM
Net cash used in financing activities	(35,386)	(17,619)	(17,767)	(101)%

Net change in cash and cash equivalents	$(373)	$(12,236)	$11,863	97%

NM – Not Meaningful

Operating Activities

Net cash provided by the TIG Entities’ operating activities increased by $15.8 million, or 109%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. This increase was primarily due to an increase in working capital and operating accounts of $29.0 million, a $0.9 million increase in the recognition of lease expense, offset in part by a decrease of net income of $4.7 million and an increase in investment gains of $9.4 million during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash provided by in the TIG Entities’ investing activities increased by $13.9 million, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, primarily due to a decrease in purchases of investments to facilitate partner contributions of $19.2 million, offset in part by a decrease in sales of investments to facilitate partner withdrawals of $5.3 million in TIG Arbitrage.

Financing Activities

Net cash used in the TIG Entities’ financing activities increased by $17.8 million, or 101%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, primarily due to a decrease in member contributions of $15.9 million, a decrease in net funds provided by (repaid) on member loans of $4.1 million, offset by a $2.2 million decrease in repayments on term loans, and a decrease in member distributions of $0.1 million.

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

The following tables and discussion summarize our Combined and Consolidated Statements of Cash Flows by activity attributable to the TIG Entities. Negative amounts represent a net outflow or use of cash.

	For the year ended December 31		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	$33,135	$30,088	$3,047	10%
Net cash (used in) provided by investing activities	(18,487)	1,459	(19,946)	NM
Net cash used in financing activities	(20,334)	(27,030)	6,696	25%

Net change in cash and cash equivalents	$(5,686)	$4,517	$(10,203)	NM

NM – Not Meaningful

Operating Activities

Net cash provided by the TIG Entities’ operating activities increased by $3.0 million, or 10%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily due to an increase in net income of $26.0 million, offset in part by increases to working capital and operating accounts of $15.2 million and an increase in other investment gain of $7.8 million.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash used in the TIG Entities’ investing activities increased by $19.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a decrease in sales of investments to facilitate partner withdrawals of $27.4 million in TIG Arbitrage

Financing Activities

Net cash used in the TIG Entities’ financing activities decreased by $6.7 million, or 25%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a decrease in member distributions of $16.4 million, an increase in member contributions of $12.3 million and an increase in net funds provided by (repaid) on member loans of $3.9 million, offset by an decrease in net funds used in (drawn) on the Term Loan, as described in “Note 9. Term Loan” to the Condensed Combined and Consolidated Financial Statements, of $26.0 million.

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following tables and discussion summarize our Combined and Consolidated Statements of Cash Flows by activity attributable to the TIG Entities. Negative amounts represent a net outflow or use of cash.

	For the Years Ended December 31		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Net cash provided by operating activities	$30,088	$39,229	(9,141)	(23)%
Net cash provided by (used in) investing activities	1,459	(21,348)	22,807	NM
Net cash used in financing activities	(27,030)	(9,886)	(17,144)	NM

Net change in cash and cash equivalents	$4,517	$7,995	$(3,478)	(44)%

NM – Not Meaningful

Operating Activities

Cash provided by TIG’s operating activities decreased by $9.1 million, or 23%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was primarily due to an increase in net income, net of non-cash other investment gains, of $7.2 million, offset by increases to working capital and operating accounts of $16.4 million.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash provided by (used in) TIG’s investing activities increased by $22.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to a change in the source of capital used to purchase investments. In 2019, TIG primarily used capital from a cash equity infusion to purchase its investments, while in 2020, TIG primarily used proceeds from debt financing.

Financing Activities

Net cash used in TIG’s financing activities decreased by $17.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to an increase in member distributions of $26.2 million and a decrease in member contributions of $20.1 million, offset by an increase in the Term Loan, which was drawn down as described in “Note 9. Term Loan” to the Combined and Consolidated Financial Statements, of $27.5 million.

Capital Resources

We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. Our ability to make cash dividends to our shareholders is dependent on a large number of factors, including among others: general economic and business conditions; our strategic plans and prospects; our business and investment opportunities; our financial condition and operating results; working capital requirements and other anticipated cash needs; contractual restrictions and obligations; legal, tax and regulatory restrictions; restrictions on the payment of distributions by our subsidiaries and other relevant factors.

Financial Condition and Liquidity of the TIG Entities Following the Business Combination

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. We believe that following the Closing of the Business Combination, the sources of liquidity discussed above will continue to be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business, under current market conditions, for the foreseeable future. We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. We will continue to explore strategic financing and share buyback opportunities in the ordinary course of business. We expect this to include potential financings and refinancings of indebtedness, through the issuance of debt securities or otherwise, to maximize our liquidity and capital structure.

Commitments and Contingencies

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications and potential contingent repayment obligations. We do not have any off-balance sheet arrangements that would require us to fund losses or guarantee target returns to counterparties.

Impact of Changes in Accounting on Recent and Future Trends

None of the changes to GAAP that went into effect during the nine months ended September 30, 2022 or nine months ended September 30, 2021, or that have been issued but that we have not yet adopted, are expected to substantively impact our future trends.

Critical Accounting Estimates

We prepare our Combined and Consolidated and Condensed Combined and Consolidated Financial Statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, income, and expenses in our Combined and Consolidated and Condensed Combined and Consolidated Financial Statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 3. Significant Accounting Policies” to our Combined and Consolidated Financial Statements, as well as “Note 3. Summary of Significant Accounting Policies” to our Condensed Combined and Consolidated Financial Statements, included in this proxy statement/prospectus.

Principles of Combination and Consolidation

The Combined and Consolidated Financial Statements and Condensed Combined and Consolidated Financial Statements include TIG Trinity Management, LLC, and its wholly owned subsidiary, TIG Advisors LLC. TIG Trinity Management and its wholly owned subsidiary are combined with TIG Trinity GP, LLC and its wholly owned subsidiaries, TFI Partners LLC and TIG SL Capital LLC. TIG Trinity Management, LLC, TIG Trinity GP, LLC and Subsidiaries financial statements have been combined for presentation purposes, the financial position, results of operations and cash flows do not represent those of a single legal entity. These entities share common ownership, control, and management.

We consolidate other entities based on either a variable interest model or voting interest model. As such, for entities that are determined to be variable interest entities (“VIEs”), we consolidate those entities where we have both significant economics and the power to direct the activities of the entity that impact economic performance. For limited partnerships and similar entities evaluated under the voting interest model, we do not consolidate those entities for which we act as the general partner unless we hold a majority voting interest.

The consolidation guidance requires qualitative and quantitative analysis to determine whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related income), would give us a controlling financial interest. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity, and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related- party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Income Recognition

We recognize income in accordance with ASC 606. Income is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize income when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative income recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Income Taxes

For tax purposes, we have been historically treated as a flow-through entity with respect to our U.S. operations. As a result, we have not been subject to U.S. federal and state income taxes. The provision for income taxes in our historical Combined and Consolidated Statements of Operations consists of local and foreign income taxes. Following the Business Combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by flow-through entities that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the Combined and Consolidated Financial Statements and if related to unrecognized tax benefits recognized, as a reduction in the provision for income taxes. We recognize interest and penalties, if any, as general, administrative and other expenses in the Combined and Consolidated Statements of Operations.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on our ability to generate future taxable income. When evaluating the realizability of deferred tax assets, all evidence— both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as investment adviser or general partner to our investment products and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance income and investment income. Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effect of this volatility could materially impact our market risks, including those listed below. For additional information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this proxy statement/prospectus.

Market Risk

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Our investment professionals benefit from our independent research and relationship networks and insights from our portfolio of active investments. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.

Interest Rate Risk

Our credit facilities provide $45.0 million of term loan debt. The facilities bear interest at a variable rate based on either LIBOR or a base rate plus an applicable margin with an unused commitment fee paid quarterly. Currently, the term loan bears interest calculated based on LIBOR rate plus 4.00%. As of September 30, 2022, we had $42.8 million of borrowings, inclusive of borrowing costs, outstanding under the term loan.

We estimate that in the event of approximately 90 basis points of an increase in LIBOR, there would be no impact to our interest expense; however, for any incremental increase above approximately 90 basis points, we would be subject to the variable rate and would expect our interest expense to increase commensurately.

On July 27, 2017, the United Kingdom’s FCA, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021, which was later extended to June 2023. Potential changes, or uncertainty related to such potential changes, may adversely affect the market for LIBOR-based securities or the cost of our borrowings. Please see “Risk Factors” section in this proxy statement/prospectus for additional information.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets. At September 30, 2022 and 2021, respectively, we had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. We seek to mitigate this exposure by monitoring the credit standing of these financial institutions.

There have been no material changes in our market risks for the nine months ended September 30, 2022.